Exhibit 4.2
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
TechnipFMC plc, a public limited company incorporated and organized under the laws of England and Wales (the “Company,” “we” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s ordinary shares, $1.00 nominal value per share (the “Shares”).
The following summary includes a brief description of the Shares as well as certain related information. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of our Articles of Association (the “Articles”) and applicable provisions of the laws of England and Wales.
Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer the Shares in the same manner and under the same terms as U.K. residents or nationals.
Share Capital
The Company’s board of directors (the “Board”) is authorized in the Articles to exercise all of the powers of the Company to allot and issue Shares, and to grant rights to subscribe for or to convert any security into Shares, up to a maximum aggregate nominal amount (i.e., nominal value), representing 20% of the number of shares in the capital of the Company as of the date of the adoption of the Articles and after the consummation of the transactions contemplated to occur on the date of the Articles (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of the Articles. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.
Dividends and Distributions
Under English law, the Company may only pay dividends out of profits available for that purpose. The Company’s profits available for distribution are its accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of the Company’s distributable reserves is a cumulative calculation. The Company may be profitable in a single financial year but unable to pay a dividend if the profits for that year do not offset all previous years’ accumulated, realized losses.
Additionally, the Company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.
The Articles permit the Company’s shareholders, by ordinary resolution, to declare dividends but no dividend shall exceed the amount recommended by the directors.
In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed for 12 years.
The Articles also permit a scrip dividend scheme under which the Board may offer any holders of the Shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part determined by the Board), all or any dividend subject to certain terms and conditions set out in the Articles.
Voting Rights
The voting at a general meeting must be taken by poll. Subject to any relevant special rights or restrictions attached to any shares, on a poll taken at a general meeting, each qualifying Company shareholder present in person or by proxy (or, in the case of a corporation, a corporate representative) and entitled to vote on the resolution has one vote for every Share held by such Company shareholder.
In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting is the Company’s shareholders who together represent at least a majority of the voting rights of all the Company’s shareholders entitled to vote at the meeting, present in person or by proxy, save that if the Company has only one shareholder entitled to attend and vote at the general meeting, one qualifying Company shareholder present at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one qualifying person present and entitled to vote.
Amendment to the Articles
Under English law, shareholders may amend the articles of association of a company by special resolution (i.e., a resolution approved by at least 75% of the shareholders). However, certain provisions of the Articles require a higher threshold of shareholder consent or satisfaction of other procedures before such provision or provisions can be varied.
The article of association which requires voting at a general meeting to be taken on a poll may only be removed, amended or varied by resolution of the Company’s shareholders passed unanimously.
In addition, until the conclusion of the 2021 annual general meeting, certain provisions of the Articles (relating to the composition and powers of the Board and amendments to the Company’s Corporate Governance Guidelines) may only be removed, amended or varied upon the recommendation by two-thirds of the Board and the adoption of a special resolution. The article of association which sets out this procedure in respect of the relevant provisions of the Articles may itself only be removed, amended or varied in the same manner.
General Meetings and Notices
An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). Subject to the provisions of the U.K. Companies Act (the “Companies Act”), at least 14 clear days’ notice must be given to call all other general meetings. At least seven clear days’ notice is required for any adjourned meeting, and such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.
The notice of a general meeting must be given to the Company’s shareholders (other than any who, under the provisions of the Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Board, to the beneficial owners nominated to benefit from information rights under the Companies Act and to the auditors. Under English law, the Company is required to hold an annual general meeting of its shareholders within six months from the day following the end of its financial year. Subject to the foregoing, a general meeting may be held at a time and place determined by the Board.
Under English law, the Board must convene such a meeting once it has received requests to do so from the Company’s shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares).
Under the Articles, a general meeting may also be called if the company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Company shareholders may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.
Winding Up
In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the Companies Act, divide among the Company’s shareholders the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Company’s shareholders as the liquidator, with such sanction, may determine. No Company shareholder shall be compelled to accept any assets upon which there is a liability.
On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the Company’s shareholders shall be applied pro rata (rounded to the nearest whole number) with the Shares ranking equally.
Rights of Pre-Emption on New Issues of Shares
Under the Companies Act, the allotment of “equity securities” (except pursuant to an employees’ share scheme and as bonus shares) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., nominal values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which the Company’s shareholders’ approval would be required to renew the exclusion). “Equity securities” means ordinary shares or rights to subscribe for, or convert securities into, ordinary shares where ordinary shares means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. In relation to the Company, “equity securities” will therefore include the Shares, and all rights to subscribe for or convert securities into such Shares.
A provision in the Articles authorizes the directors to exercise all powers of the Company to allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount representing 20% of the number of shares in the capital of the Company as of the date of the adoption of the Articles and after consummation of the transactions contemplated to occur on the date of the Articles (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the shareholder resolution to adopt the Articles and the pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.
Disclosure of Ownership Interests in the Shares
Company shareholders must comply with the notification obligations to the Company contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure Guidance and Transparency Rules (“DTR”) (including, without limitation, the provisions of DTR 5.1.2), in relation to the percentage of the voting rights they hold as a Company shareholder, or through a direct or indirect holding of certain financial instruments, if the percentage of voting rights reaches, exceeds or falls below 3%, or any one percent above 3%. In effect, this means that a Company shareholder must notify the Company if the percentage of voting rights in the Company it holds reaches 3% and goes above this threshold by 1% thereafter or falls below a percentage threshold above 3% (or falls below 3%). The Company is required to make this information public as soon as possible, and in any event, by the end of the trading day that it receives this notification. Under the DTR, the Company will also be required to update the market of any changes to the total number of voting rights. Since the Company will be subject to Chapter 5 of the DTR, it will not be required to maintain a separate, dedicated register of persons with significant control over the company pursuant to the Companies Act.
Section 793 of the Companies Act gives the Company the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any Shares to disclose specified information regarding those Shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default.
Under the Articles, if any Company shareholder, or any other person appearing to be interested in the Shares held by such Company shareholder, has been duly served with a notice under section 793 and fails to give the Company the information required by such notice or has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice, withdraw voting rights and, where the default shares represent at least 0.25% in nominal value of the issued shares of their class (calculated exclusive of any shares held in treasury), place restrictions on the rights to receive dividends and refuse to register a transfer of such shares.
Alteration of Share Capital/Repurchase of Shares
Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, the Company may, from time to time, among other things:

•	increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e., nominal value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e., nominal value) than its existing shares;

•	redeem and/or cancel any of its shares;

•	redenominate its share capital or any class of share capital; or

•	determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage or different rights as compared with the others.

English law prohibits the Company from purchasing its own shares unless such purchase has been approved by its shareholders. The Company’s shareholders may approve “off-market” share purchases. In order to purchase its own shares, as a dual-listed company on Euronext Paris and the NYSE, the Company must obtain the approval of its shareholders for an “off-market purchase” (on the basis of a specific purchase agreement with a financial intermediary) to acquire Shares that are traded on Euronext Paris or the NYSE or held in certificated form. This requires the Company’s shareholders to pass an ordinary resolution approving an “off-market purchase,” where such approval may be for a maximum period of five years. In relation to an “off-market purchase,” the Company may not acquire its own shares until the terms of the contract pursuant to which the purchase(s) are to be made have been authorized by the Company’s shareholders. A purchase of its own shares will also trigger disclosure obligations to the market under the DTR.
Transfer of Shares
The Articles allow holders of the Shares to transfer all or any of their Shares by instrument of transfer in writing in any usual form or in any other form which the Board may approve.
The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a Share that is not fully paid) by or on behalf of the transferee. The Articles also permit transfer of shares in uncertificated form by means of a relevant electronic system.
The Company may not charge a fee for registering the transfer of a share.
The Board may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid (provided that the refusal does not prevent dealings in the Shares from taking place on an open and proper basis) or is with respect to a share on which the Company has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Board refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. Any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.
Certain Other Provisions of Our Articles
The following provisions of our Articles could be deemed to have the effect of delaying, deterring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of shares of our ordinary shares or otherwise might be in their best interest.

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Shareholder notice on director nomination. Except as may otherwise be specified by the Articles, for nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the secretary of the Company not earlier than the close of business on the 120th calendar day nor later than the close of business on the 90th calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting.

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Removal of Directors. The members may by ordinary resolution remove a Director at any time either with or without cause. The Board may by a two-thirds vote of the entire Board remove a Director at any time either with or without cause.

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Power to issue ordinary shares with different or modified rights. Any share in the Company may be issued with preferred, deferred or other special rights, or subject to restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Board may determine), and shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

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Variation of Rights. Subject to the Articles and the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up, (a) in such manner (if any) as may be provided by those rights; (b) with the written consent of the holders of 75% in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares); or (c) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.